UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

Icoria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30365	56-2047837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 T.W. Alexander Drive, Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 425-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On January 6, 2005, Icoria, Inc. (“Icoria”) announced that Brett Farabaugh, 37, the Chief Accounting Officer of Icoria since mid-2004, has been appointed to serve as its Senior Director of Finance, Chief Accounting Officer. As the Senior Director of Finance, Chief Accounting Officer, Mr. Farabaugh will serve as Icoria’s interim principal financial and accounting officer as of December 31, 2004, and will be responsible for the obligations denoted by those functions.

Previous to Mr. Farabaugh’s employment with Icoria, from January 2002 until joining Icoria, he was employed in various positions at Nuada Pharmaceuticals, Inc., most notably as the Vice President of Finance. At intervals during this period, Mr. Farabaugh was also engaged as a consultant for several companies. Previous to these positions, Mr. Farabaugh was employed by PricewaterhouseCoopers LLP, from September 1989 until December 2001, most recently as a Senior Manager. Mr. Farabaugh holds a B.S. in Commerce with a Concentration in Accounting from the University of Virginia, McIntire School of Commerce.

Mr. Farabaugh’s base salary will be $145,000, and for the first twelve months following the appointment of a new Chief Financial Officer, Mr. Farabaugh will be eligible for six months of separation pay if he is terminated without cause. Mr. Farabaugh will be eligible for the customary benefits available to all executive officers and continue to receive the customary benefits available to all non-executive salaried employees of the Company. Mr. Farabaugh’s employment is subject to no fixed term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICORIA, INC. (Registrant)

Dated: January 6, 2004	By:	/s/ Heinrich Gugger
Heinrich Gugger
President and Chief Executive Officer